Exhibit 10.c.

Summary of Compensation To Be Paid to Chief Executive Officer

On December 7, 2004, the Board of Directors of Logan County BancShares, Inc. (the “Company”) met to review the performance of the Company for 2004, to establish the Chief Executive Officer’s and the other executive officer’s base salary for 2005, and to determine bonuses for the Company’s executive officers for 2004.

Mr. Eddie Canterbury, the Company’s Chief Executive Officer, is the only named executive officer in the Company’s 2005 Proxy Statement.

Pursuant to the terms of Mr. Canterbury’s Employment Agreement with the Company, the Board of Directors increased Mr. Canterbury’s salary for 2005 to $126,000, which represents an increase of $3,000 from Mr. Canterbury’s salary for 2004.  The Board of Directors also awarded Mr. Canterbury a bonus for 2004 in the amount of $20,000.